UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2019, Matinas BioPharma Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BTIG, LLC, (the “Underwriter”), relating to the offering, issuance and sale of 27,272,727 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a price to the public of $1.10 per share (the “Offering”). The net proceeds to the Company from the Offering are expected to be approximately $27.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Offering is expected to close on or about March 19, 2019, subject to customary closing conditions. Pursuant to the Underwriting Agreement, the Underwriter has a 30-day option to purchase up to 4,090,909 additional shares of Common Stock on the same terms as the Underwriters are purchasing the base number of shares.

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-217106) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying base prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein. A copy of the opinion of Lowenstein Sandler LLP relating to the legality of the issuance and sale of Shares in the Offering is attached as Exhibit 5.1 to this report.

Item 7.01.	Regulation FD Disclosure.

On March 14, 2019, the Company issued a press release regarding the launch of the Offering. On March 15, 2019, the Company issued a press release announcing that it had priced the Offering. Copies of the press releases are furnished hereto as Exhibits 99.1 and 99.2, respectively, to this Current Report and incorporated herein by reference.

Item 8.01.	Other Events.

The preliminary prospectus supplement used by the Company in connection with the Offering has updated business and risk factors sections, and the information in the following paragraph. The business and risk factors sections are attached hereto as Exhibits 99.3 and 99.4, respectively, and are incorporated by reference into this Item 8.01.

At December 31, 2018, the Company had approximately $13.0 million in cash and cash equivalents, including restricted cash. This amount is preliminary, unaudited and subject to the completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2018 (Audited 2018 Financial Statements). As a result, this amount may differ from the amount that will be reflected in the Audited 2018 Financial Statements. Additional information and disclosures are required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2018.

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings, including in its annual filing on Form 10-K, as amended filed with the SEC on March 16, 2018, the preliminary prospectus supplement filed with the SEC on March 14, 2019, and the final prospectus supplement to be filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description.
1.1	Underwriting Agreement, dated March 15, 2019, by and between Matinas BioPharma Holdings, Inc. and BTIG, LLC.

5.1	Opinion of Lowenstein Sandler LLP.

23.1	Consent of Lowenstein Sandler LLP (included in the opinion of Lowenstein Sandler LLP filed as Exhibit 5.1 hereto).

99.1	Press Release dated March 14, 2019

99.2	Press Release dated March 15, 2019

99.3	Business Section

99.4	Risk Factors Section

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: March 15, 2019	By:	/s/ Jerome D. Jabbour
	Name:	Jerome D. Jabbour
	Title:	Chief Executive Officer